Exhibit 10.2

Execution copy
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered this 22nd day of July, 2021 (the “Effective Date”) between cbdMD, Inc., a North Carolina corporation whose principal place of business is 8845 Red Oak Boulevard, Charlotte, NC 28217 (the “Company”) and John J. Wiesehan III, an individual whose address is 1303 Lost Oak Road, Charlotte, NC 28270(the “Employee”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Company is a manufacturer and distributor of a variety of cannabidiol (CBD) based products (the “Business”).

WHEREAS, the Employee served as Chief Executive Officer of Twenty Two Capital, LLC (“Twenty Two Capital”), an entity that sold certain assets to the Company pursuant to the terms and conditions of that certain Asset Purchase Agreement dated July 22, 2021 by and among Twenty Two Capital, the Company, Vieo Design, LLC, Bradley D. Trawick and the Employee (the “APA”).

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company pursuant to the terms of this Agreement and the execution of this Agreement is a condition to closing the APA.

WHEREAS, the Employee, by virtue of the Employee’s employment with the Company, will become familiar with the manner, methods, trade secrets and other confidential information pertaining to the Company’s business, including the Company’s client base.

WHEREAS, this Agreement shall supersede any prior service agreement between the Company and the Employee and render prior consulting contracts null and void.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

3. Authority and Power During Employment Period.

(a) Duties and Responsibilities. During the term of this Agreement, the Employee will serve as Chief Revenue Officer of the Company and in this capacity, shall have such duties and responsibilities consistent with Employee’s title(s), status, and position as the Company’s Chief Revenue Officer. The Employee will initially report to Scott Coffman, the Company’s Co-Chief Executive Officer.

(b) Time Devoted. Throughout the term of the Agreement, the Employee shall devote substantially all of the Employee’s business time and attention to the business and affairs of the Company consistent with the Employee’s position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Employee from engaging in a business other than the Business of the Company which does not compete with the Company, upon notice to the Audit Committee of the Board of Directors of the Company, provided that such activities do not interfere with the regular performance of the Employee’s duties and responsibilities under this Agreement.

(c) Corporate Policies. The Employee shall abide by all corporate governance and employment policies of the Company which may be adopted or modified from time to time including, but not limited to, the Company’s insider trading and code of ethics policies.

4. Term. The initial term (“Initial Term”) of employment hereunder will commence on the Effective Date and end on the second (2nd) anniversary of the Effective Date and may be extended for additional one (1) year periods (each a “Renewal Term”) upon mutual consent of the Parties by written notice given by the Company to the Employee at least thirty (30) days before the expiration of the Initial Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement. When used herein, ‘Term” shall mean the Initial Term and any Renewal Term(s).

5. Compensation and Benefits.

(a) Salary. The Employee shall be paid a base salary (“Base Salary”), payable in accordance with the Company’s policies from time to time for Employees, at an annual rate of One Hundred Eighty Thousand dollars ($180,000). Commencing on the Effective Date, the Base Salary thereafter may be increased, but not decreased, from time to time, by the Compensation Committee of the Board of Directors of the Company (the “Company Compensation Committee”) in connection with reviews of Employee’s performance, which such reviews shall occur no less frequently than annually.

(b) Discretionary Bonus.

(1)           The Company Compensation Committee shall review the Employee’s performance on an annual basis, based on the Company’s September 30 fiscal year end and in connection with such annual fiscal year review, the Employee may be entitled to receive an annual discretionary bonus (the “Annual Discretionary Bonus”) in such amount up to 40% of the Employee’s Base Salary as may be determined by Scott Coffman, the Company’s Co-Chief Executive Officer, upon recommendation of the Company Compensation Committee, in its sole discretion.

(2)           The Company Compensation Committee shall commence each annual fiscal year review by the last business day of October the following year. The Annual Discretionary Bonus, if any, shall be paid to the Employee by the last business day of December of the following fiscal year, or, if no Annual Discretionary Bonus is awarded, the Company Compensation Committee shall so notify the Employee in writing of such determination by the last business day of December of the following fiscal year. For example, the Company Compensation Committee review for the year ending September 30, 2021 shall commence no later than October 31, 2021, and, assuming an Annual Discretionary Bonus is to be awarded, the Employee shall be paid the Annual Discretionary Bonus for the year ending September 30, 2021 on or before December 30, 2021. The Annual Discretionary Bonus, if any, shall be paid to the Employee in the form of cash.

(c) Performance Bonus. During the Term, the Employee will be eligible for a one time cash performance bonus of One Hundred Sixty Thousand ($160,000) Dollars (the “Performance Bonus”) payable in cash upon the Company reporting Total Net Sales equal or exceeding Sixteen Million ($16,000,000) Dollars for any fiscal quarterly period prior to September 30, 2022 (“Performance Bonus Period”). For this purposes of this Agreement, “Total Net Sales” shall be the Company’s total net sales as reported on its consolidated statement of income included in its consolidated financial statements appearing in its Quarterly Report on Form 10-Q or Annual Report on Form 10-K for any period ending prior to June 30, 2022. Total Net Sales shall exclude all sales and/or revenues generated in Japan.

(d) Employee Benefits. The Employee shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to Employee and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits. The Employee shall be eligible to participate in the Company’s 2021 Equity Compensation Plan commencing June 30, 2022 as determined and in the sole discretion of the Company’s Compensation Committee.

(e) Vacation. During each fiscal year of the Company, the Employee shall be entitled to such amount of vacation as set forth in the Company Handbook, as provided to the Employee prior to the Effective Date, consistent with the Employee’s position and length of service to the Company.

(f) Business Expense Reimbursement. During the Term of employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided the Employee properly accounts therefor.

(g) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

6. Termination.

(a) Termination by the Company For Cause.

(1)           The Company may terminate the Term and Employee’s employment for Cause, as hereinafter defined. The Employee shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6(a). Any rights and benefits the Employee may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)           “Cause” shall mean (A) committing or participating in an injurious act of fraud, misrepresentation, embezzlement or material dishonesty against the Company; ; (B) engaging in a criminal enterprise involving moral turpitude; (C) conviction for a felony under the laws of the United States or any state thereof; (D) violation of any Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which the Company’s securities may be listed or quoted for trading; (E) Employee’s material failure to comply with the Company’s corporate governance policies that have been previously communicated or otherwise made available to Employee, as they may be in effect from time to time; or (F) any assignment of this Agreement in violation of Section 14 of this Agreement.

(3)           Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct set forth in Section 6(a)(2) of this Agreement and specifying the particulars thereof and the Employee shall be given a thirty (30) day period to cure such conduct set forth in Section 6(a)(2).

(b) Termination by the Company Without Cause.

(1)           This Agreement is “at will”. Either Party may terminate this Agreement with or without cause at any time upon giving the other Party thirty (30) days’ prior written notice. During such thirty (30) day period, the Employee shall continue to perform the Employee’s duties pursuant to this Agreement. Notwithstanding any such termination, the Company shall continue to pay to the Employee the Base Salary and Employee Benefits he would be entitled to receive under this Agreement through the date of termination in accordance with the Company’s regular payroll policies and shall have no other payment obligations except as expressly provided herein.

(2)           In the event that the Employee’s employment with the Company is terminated pursuant to this Section 6(b), the Employee’s stock options and/or restricted shares granted to the Employee during the Term (to the extent not fully vested as of the termination date), shall become fully vested as of the termination date, and the Employee shall be permitted to exercise such options for up to twelve (12) months following the termination date.

(c) Voluntary Termination. If the Employee terminates the Employee’s employment on the Employee’s own volition prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Employee shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6(a).

7. Covenant Not To Compete and Non-Disclosure of Information.

(a) Covenant Not To Compete. The Employee acknowledges and recognizes the highly competitive nature of the Company’s Business and the goodwill, continued patronage, and the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Company’s Board of Directors, the Employee agrees to the following:

(1)           That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Employee will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than four and ninety-nine one hundreds percent (4.99%) of the outstanding capital stock of a publicly traded company), consultant, advisor, agent or otherwise.

(2)           That during the Restricted Period and within the Restricted Area, the Employee will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company’s Clients which have a business relationship with the Company and with whom Employee had Material Contact at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

(3)           That during the Restricted Period and within the Restricted Area, the Employee will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly with the Business Activities of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within two (2) years prior to the date Employee or the Competitive Business employs or seeks to employ such person) employed by the Company. Nothing in Section 7(a)(1) and (3), however, shall prohibit Employee for a period of forty-five (45) days from the Effective Date from engaging in the sale, manufacture, or distribution of Delta 8 products pursuant to transition services for Decoy Holdings, LLC.

(b) Non-Disclosure of Information. The Employee acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company’s sources, products, services, pricing, formula, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company’s Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Employee hereunder. In light of the highly competitive nature of the industry in which the Company’s Business is conducted, the Employee agrees that all Proprietary Information, heretofore or in the future obtained by the Employee as a result of the Employee’s association with the Company shall be considered confidential.

In recognition of this fact, the Employee agrees that the Employee, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Employee’s own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Employee is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Employee or that come into the Employee’s possession during the Employee’s association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company’s principal place of business, as provided in the Notice provision (Section 10) of this Agreement.

(c) Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; formulas; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

(d) Company’s Clients. The “Company’s Clients” shall be deemed to be any persons, partnerships, companies, professional associations or other organizations for or with whom the Company or Twenty-Two Capital, prior to the APA, has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Company or Twenty-Two Capital, prior to the APA, has done or is endeavoring to do business.

(e) Restrictive Period. The “Restrictive Period” shall be deemed to be one (1) year following termination of this Agreement.

(f) Restricted Area. The “Restricted Area” shall be deemed to mean anywhere in the United States that Employee worked, represented the Company, had responsibilities on behalf of the Company or had Material Contact with the Company’s Clients during any portion of the twelve (12) months prior to the termination of Employee’s employment.

(g) Business Activities. “Business Activities” shall be deemed to include the Business, and any additional activities which the Company or any of its affiliates may engage in, as conducted by Employee for or on behalf of the Company during any portion of the twelve (12) months prior to the termination of Employee’s employment.

(h) Material Contact shall be deemed to mean any interaction during the twelve (12) months prior to the termination of Employee’s employment between Employee and any Company Client (i) with whom or which Employee dealt on behalf of the Company (ii) whose dealings with the Company were coordinated or supervised by Employee, or (iii) about whom Employee obtained Proprietary Information in the ordinary course of business as a result of Employee’s association with the Company.

(i) Covenants as Essential Elements of this Agreement. It is understood by and between the Parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the Parties shall not constitute a defense to the enforcement of such covenants against the Employee. To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(j) Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Employee’s employment with the Company.

(k) Remedies.

(1)           The Employee acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein, as determined by a court of competent jurisdiction, would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 7(a) or (b), as determined by a court of competent jurisdiction, the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, may be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

8. Indemnification. The Employee shall be covered by the Articles of Incorporation and Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Employee’s employment with the Company, subject to all the provisions of North Carolina and Federal law, the Articles of Incorporation, the Company and the Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by these indemnification provisions shall be paid by the Company on a current basis in accordance with such provision, the Company’s Articles of Incorporation, Bylaws and North Carolina law. To the extent that any such payments by the Company pursuant to these provisions may be subject to repayment by the Employee pursuant to the provisions of the Articles of Incorporation and/or Bylaws, or pursuant to North Carolina or Federal law, such repayment shall be due and payable by the Employee to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Employee’s employment with the Company and as to which Employee has been covered by such applicable provisions.

9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11. Waiver. Unless agreed in writing, the failure of either Party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12. Completeness and Modification. This Agreement constitutes the entire understanding between the Parties hereto superseding all prior and contemporaneous agreements or understandings among the Parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party to be charged.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14. Binding Effect/Assignment. This Agreement shall be binding upon the Parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

15. Governing Law. This Agreement shall become valid when executed and accepted by the Company. The Parties agree that it shall be deemed made and entered into in the State of North Carolina and shall be governed and construed under and in accordance with the laws of the State of North Carolina. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Employee is located.

16. Further Assurances. All Parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20. Enforcement. Should it become necessary for any Party to institute legal action to enforce the terms and conditions of this Agreement, the successful Party will be awarded reasonable attorneys’ fees at any such trial or appellate levels, expenses and costs.

21. Venue. The Company and Employee acknowledge and agree that the U.S. District Court for the State of North Carolina, or if such court lacks jurisdiction, the State of North Carolina(or its successor) in and for Mecklenburg County, North Carolina, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the Parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the Party drafting the document.

23. Role of Counsel. The Employee acknowledges his understanding that this Agreement was prepared at the request of the Company by Nason, Yeager, Gerson, Harris & Fumero, P.A., its counsel, and that such firm did not represent the Employee in conjunction with this Agreement or any of the related transactions. The Employee, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Witness:	THE COMPANY:

_______________________________	cbdMD, Inc.

	By:	/s/ Martin A. Sumichrast
	Name:	Martin A. Sumichrast
	Its:	Co-CEO

Witness:	THE EMPLOYEE

_______________________________

	By:	/s/ John J. Wiesehan III
_______________________________		John J. Wiesehan III